Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES 9.9% INCREASE IN NET SALES AND ESTIMATES 36% INCREASE IN NET INCOME FOR THE SECOND QUARTER

DALLAS, TX — July 10, 2003 — Tuesday Morning Corporation (NASDAQ: TUES) today reported second quarter net sales for the period ending June 30, 2003. Net sales increased 9.9% to $177.4 million for the second quarter of 2003 compared to $161.4 million for the same period in 2002. For the year-to-date period, sales are up 11.3% to $327.8 million compared to $294.4 million at mid-year 2002. Comparable store sales increased 1.5% for the quarter, bringing them to 2.8% for the full six months.

Kathleen Mason, President and CEO, stated, “I’m pleased that again we’ve delivered solid sales results for the second quarter, including comparable store sales increases that improved versus those achieved during last year’s second quarter. For the year-to-date period, we are on track to achieve our annual comparable store sales increase guidance of 2% to 4%. We remain confident in our ability to achieve these results for the full year.”

“These favorable sales results were achieved while continuing to drive improved operating margins,” Ms. Mason said. “We expect net income for the second quarter of 2003 to be approximately $6.1 million, or $0.15 per diluted share, compared to $4.5 million, or $0.11 per diluted share, for the second quarter last year, an increase of approximately 36% in net income over last year.”

Tuesday Morning Corporation management will review second quarter financial results in a teleconference call on July 24, 2003 at 10:00 a.m. Eastern Time. The Company will release second quarter results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The company opened its first store in 1974 and currently operates 543 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 6.7 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K.

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